Exhibit 99.2
ARINC INCORPORATED AND SUBSIDIARIES
Condensed Consolidated Financial Statements
September 30, 2013 and December 31, 2012
(Unaudited)

ARINC INCORPORATED AND SUBSIDIARIES

i

ARINC INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Unaudited; in thousands, except per share amounts)

	September 30, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$55,651	$142,762
Billed accounts receivable, net	70,653	77,097
Unbilled accounts receivable, net	71,033	71,401
Inventories, net	1,060	962
Deferred income tax assets	4,102	15,325
Other current assets	4,781	7,336
Total Current Assets	207,280	314,883
Property and equipment:
Communications systems and equipment	238,625	224,646
Land, buildings and leasehold improvements	72,443	69,412
Furniture and fixtures	3,475	3,349
Less accumulated depreciation and amortization	(182,433)	(168,409)
Net property and equipment	132,110	128,998
Other long-term assets:
Goodwill	304,115	304,115
Intangible assets	60,931	63,262
Other	4,218	5,190
Total other-long term assets	369,264	372,567
TOTAL ASSETS	$708,654	$816,448
LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$2,415	$2,685
Accounts payable and income taxes payable	11,147	52,817
Capital lease obligations	648	433
Accrued costs	44,572	68,791
Billings in excess of revenues earned to date	26,735	33,748
Other current liabilities	26,370	25,112
Total current liabilities	111,887	183,586
Long-Term Liabilities:
Long-term debt	238,504	310,180
Deferred income tax liabilities	23,232	16,693
Capital lease obligations	2,224	109
Deferred gain on building contributed to pension plan	43,726	44,164
Other long-term liabilities	65,910	75,733
Total long term liabilities	373,596	446,879
Total liabilities	485,483	630,465
Stockholders' Equity:
Common stock, $.01 par value; 1,000 shares authorized, issued and outstanding at September 30, 2013 and December 31, 2012	—	—
Additional paid-in-capital	275,766	275,194
Accumulated loss	(25,750)	(57,201)
Accumulated other comprehensive loss	(26,845)	(32,010)
Total stockholders' equity	223,171	185,983
TOTAL LIABILITIES AND EQUITY	$708,654	$816,448
See Notes to Condensed Consolidated Financial Statements.

ARINC INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited; in thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
Revenue	$145,635	$143,494	$445,072	$438,167
Costs and expenses:
Cost of communications and engineering	94,515	91,622	290,837	284,014
Selling, general and administrative	23,329	27,766	72,141	78,709
Goodwill impairment loss	—	16,964	—	16,964
Depreciation and amortization	7,881	7,319	23,822	22,144
Total costs and expenses	125,725	143,671	386,800	401,831
Operating income (loss)	19,910	(177)	58,272	36,336
Interest expense	3,759	5,895	12,042	17,964
Other (loss) income	(19)	1,100	(19)	1,006
Income (loss) before income taxes	16,132	(4,972)	46,211	19,378
Income tax provision	4,024	4,078	14,760	13,715
Income (loss) from continuing operations	12,108	(9,050)	31,451	5,663
Income from discontinued operations, net of tax	—	5,303	—	16,070
Net income (loss)	$12,108	$(3,747)	$31,451	$21,733

See Notes to Condensed Consolidated Financial Statements.

ARINC INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)
(Unaudited; in thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
Net income (loss)	$12,108	$(3,747)	$31,451	$21,733
Components of other comprehensive income (loss):
Currency translations	(24)	(248)	(64)	(118)
Cash flow hedges	425	350	319	222
Retirement plans	65	—	8,066	—
Tax effect	(153)	(112)	(3,156)	(84)
Other comprehensive income (loss)	313	(10)	5,165	20
Comprehensive income (loss)	$12,421	$(3,757)	$36,616	$21,753

See Notes to Condensed Consolidated Financial Statements.

ARINC INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(Unaudited; in thousands, except share data)

	Common Stock Shares	Amount	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance at December 31, 2012	1,000	$—	$275,194	$(57,201)	$(32,010)	$185,983
Stock based compensation expense	—	—	572	—	—	572
Net income	—	—	—	31,451	—	31,451
Other comprehensive income (loss):
Change in fair value of foreign currency forwards	—	—	—	—	198	198
Change in funded status of retirement plans, net of tax of ($3,056)	—	—	—	—	5,010	5,010
Change in foreign currency translation adjustments	—	—	—	—	(43)	(43)
Balance at September 30, 2013	1,000	$—	$275,766	$(25,750)	$(26,845)	$223,171

See Notes to Condensed Consolidated Financial Statements.

ARINC INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited; in thousands)

	Nine Months Ended September 30
	2013	2012
Cash flows from operating activities:
Net income	$31,451	$21,733
Income from discontinued operations	—	(16,070)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,822	22,144
Gain (loss) on disposal of capital assets	18	(99)
Deferred income tax expense	14,398	(5,665)
Stock-based compensation expense	572	2,246
Goodwill impairment loss	—	16,964
Amortization of loan origination costs	1,496	1,235
Change in assets and liabilities:
Accounts receivable	6,812	(7,936)
Inventories	(98)	112
Other current assets	2,555	12,975
Other long-term assets	(283)	(149)
Accounts payable	(12,584)	(1,166)
Taxes paid on business divestiture	(29,086)	—
Accrued costs	(24,219)	9,270
Billings in excess of revenues earned to date	(7,013)	(14,811)
Other current liabilities	4,821	3,046
Pension and retirement costs	735	(3,520)
Other long-term liabilities	(2,643)	301
Net cash provided by operating activities- continuing operations	10,754	40,610
Net cash provided by operating activities- discontinued operations	—	27,965
Net cash provided by operating activities	10,754	68,575
Cash flows from investing activities:
Capital expenditures	(21,839)	(26,348)
Sales price adjustment from business divestiture	(3,563)	—
Net cash used by investing activities- continuing operations	(25,402)	(26,348)
Net cash used by investing activities- discontinued operations	—	(824)
Net cash used by investing activities	(25,402)	(27,172)
Cash flows from financing activities:
Payments on capital leases	(452)	(232)
Principal payments on senior notes	(71,946)	(2,320)
Net cash used by financing activities- continuing operations	(72,398)	(2,552)
Net cash used by financing activities- discontinued operations	—	—
Net cash used by financing activities	(72,398)	(2,552)
Effect of exchange rate changes on cash and cash equivalents	(65)	21
Net (decrease) increase in cash and cash equivalents	(87,111)	38,872
Cash and cash equivalents, beginning of period	142,762	75,520
Cash and cash equivalents, end of period	$55,651	$114,392

See Notes to Condensed Consolidated Financial Statements.

ARINC Incorporated and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(1)	Organization

ARINC Incorporated and subsidiaries (collectively, the Company or ARINC) is organized under the laws of Delaware. The Company, headquartered in Annapolis, Maryland, has regional offices in Singapore and the United Kingdom and operates in various locations throughout the world. The Company develops and operates communications and information processing systems and provides systems engineering and integration solutions to four key industries: commercial aviation, business aviation, airports, and rail and security.
On October 25, 2007 (Acquisition Date), Radio Acquisition Corp. (Buyer) and the Sellers (as defined below) consummated a transaction (Acquisition) with the Company’s prior stockholders, who were principally several prominent U.S. airline companies (Sellers), whereby the Buyer acquired in excess of 90% of the equity interests of the Company and then was merged with and into the Company, with the remaining equity interest of the Company converted into the right to receive cash. The Company survived such merger as a wholly owned subsidiary of Radio Holdings, Inc. (RHI). RHI is owned by The Carlyle Group.
On December 23, 2013, the Company was acquired by Rockwell Collins, Inc.

(a)	Basis of Presentation

These Condensed Consolidated Financial Statements are unaudited and include the consolidated accounts of the Company and have been prepared in accordance with generally accepted accounting principles in the United States of America (GAAP) applicable to quarterly reporting. All amounts contained in these footnotes, except for share and per share information, are presented in thousands unless otherwise noted. These statements do not include all footnotes included in annual financial statements, and should be read in conjunction with our audited consolidated financial statements and notes thereto for the year ended December 31, 2012.
Operating results for the three and nine month periods ended September 30, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013. In the opinion of management, the unaudited Condensed Consolidated Financial Statements contain all adjustments that are of a normal recurring nature, necessary for a fair presentation of results for the three and nine month periods ended September 30, 2013 and 2012, respectively.
During the third quarter of 2013, the Company determined that it had erroneously presented pass-through fuel and trip planning revenues on a gross basis. With the correction, pass-through fuel and trip planning revenues are now presented on a net basis for all periods presented. This change did not impact previously presented net income, nor did it have any effect on the Company's financial position or cash flows for any period periods.

(b)	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of ARINC Incorporated and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

(2)	Discontinued Operations

On November 30, 2012, the Company completed the sale of its Defense Systems and Engineering Services (DSES) business to Booz Allen Hamilton Holding Corporation (BAH) in a cash transaction of $155,051. During the nine months ended September 30, 2013, the Company paid a post-closing purchase price adjustment to BAH of $3,563 which has been reflected as an investing outflow on the statement of cash flows.
BAH is majority-owned by The Carlyle Group, which is also the majority-owner of RHI. Subsequent to this divestiture, the Company does not have any significant continuing involvement in the operations of the business and does not expect any significant continuing cash flows. Accordingly, the results of operations and cash flows of the DSES business are reported as discontinued operations for all periods presented.

ARINC Incorporated and Subsidiaries

Notes to Condensed Consolidated Financial Statements

The following table sets forth the components of income from discontinued operations:

	Three Months Ended	Nine Months Ended
(in thousands)	September 30, 2012	September 30, 2012
Revenue	$91,871	$256,859
Operating income	9,376	28,413
Income tax expense	4,073	12,343
Income from discontinued operations, net of tax	$5,303	$16,070

(3)	Goodwill and Intangible Assets

The Company performs an impairment test of goodwill and indefinite-lived intangible assets at last annually, or at any time there is an indication of potential impairment. The Company's 2012 impairment test concluded that the carrying amount of goodwill assigned to the Aerospace Systems Engineering and Support (ASES) segment exceeded its implied fair value and the Company recorded an impairment charge of $16,964 during the three months ended September 30, 2012.

Identifiable intangible assets consisted of the following:

	September 30, 2013			December 31, 2012
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Determinable life intangibles:
Technology	$22,700	$(6,537)	$16,163	$22,700	$(5,751)	$16,949
Customer relationships	41,140	(33,152)	7,988	41,140	(31,607)	9,533
	63,840	(39,689)	24,151	63,840	(37,358)	26,482

Indefinite life intangibles:
Trademarks	36,780	—	36,780	36,780	—	36,780
Total	$100,620	$(39,689)	$60,931	$100,620	$(37,358)	$63,262

Amortization expense for intangible assets for the three and nine months ended September 30, 2013 was $777 and $2,331, respectively, compared to $934 and $2,808 for the three and nine months ended September 30, 2012.

The Company amortizes intangible technology assets on a straight-line basis over their expected useful lives which range between 5 and 30 years. Customer relationships are amortized in relation to the run-off of the expected benefit over their expected lives which range between 2 and 20 years. Trademarks and goodwill are considered to have indefinite useful lives and, therefore, are not amortized.

ARINC Incorporated and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(4)	Accounts Receivable

Accounts receivable consist of the following:

(in thousands)	September 30, 2013	December 31, 2012
Billed:
Accounts receivable	$72,116	$79,979
Allowance for doubtful accounts	(1,463)	(2,882)
Billed receivables, net	$70,653	$77,097

Unbilled:
Accounts currently billable	$28,466	$46,530
Costs and profit retention	1,805	841
Not currently billable costs and profits	41,045	46,268
Reserve for potentially unrecoverable costs	(283)	(22,238)
Unbilled receivables, net	$71,033	$71,401
Contract receivables, net of established reserves, are stated at amounts expected to be realized in future periods. Unbilled receivables result from revenue that has been earned in advance of billing. The unbilled receivables can be invoiced at contractually defined intervals or milestones, as well as upon completion of the contract or U.S. government cost audits. The Company anticipates that the majority of unbilled receivables will be billed and collected within one year.
Total receivables due from the U.S. Government including the Department of Defense and other government agencies, both directly and indirectly through subcontracts, were $44,916 and $41,819 at September 30, 2013 and December 31, 2012, respectively.
The Company provides for reserves based upon management’s best estimate of potentially unrecoverable costs and receivables. In developing this estimate the Company considers the length of time the amounts are outstanding, the Company’s history with the customer, the customer’s current ability to pay, and the condition of the general economy and industry as a whole.

(5)	Accrued Costs

Accrued costs consist of the following:

(in thousands)	September 30, 2013	December 31, 2012
Payroll and other related costs	$6,740	$8,312
Vacation	7,629	7,068
Accrued interest	117	94
Accrued expenses	24,489	35,510
Accrued vendor payment	5,597	17,807
	$44,572	$68,791

ARINC Incorporated and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(6)	Other Current Liabilities

Other current liabilities consist of the following:

(in thousands)	September 30, 2013	December 31, 2012
Deferred revenue	$21,942	$18,370
Other	4,428	6,742
	$26,370	$25,112

(7)	Other Long‑Term Liabilities

Other long‑term liabilities consist of the following:

(in thousands)	September 30, 2013	December 31, 2012
Other post-retirement benefits	$8,655	$8,844
Defined-benefit pension plan	26,345	33,210
Operating deposits	20,347	21,611
Other taxes	10,329	11,059
Other	234	1,009
	$65,910	$75,733

(8)	Long‑Term Debt

In conjunction with the October 25, 2007 acquisition by The Carlyle Group, the Company entered into senior secured credit facilities with financial institutions. These facilities are comprised of a $395,000 first lien term loan facility, a $195,000 second lien term loan facility, a $120,000 working capital revolving credit facility, which was later amended to $70,000 in 2009, and a $60,000 pre‑funded synthetic letter of credit facility.

(a)	Term Loan Principal Payments

Payments relating to the first lien term loan facility are made in equal quarterly installments in the amount of 0.25% of the initial loan balance adjusted for any prepayments. The first lien term loan facility also requires the Company to make annual payments that are based upon the outstanding amounts of “Excess Cash Flow”, as defined in the credit agreement, with the final installment payment on the balance of the loan payable at October 25, 2014.
On July 31, 2013, the Company purchased and extinguished $25,000 in aggregate principal amount of the first lien term loan at par value. The prepayment resulted in the write-off of approximately $77 of remaining unamortized deferred financing costs and the deferral of $212 of financing costs incurred to amend the first lien term loan agreement to provide for the prepayment. The quarterly first lien term loan principal payments are approximately $604.
On December 23, 2013, the first lien term loan was repaid concurrent with the acquisition of the Company by Rockwell Collins, Inc.
On July 10, 2013, the Company purchased and extinguished the remaining $45,000 in aggregate principal amount of the second lien term loan at par value. The prepayment resulted in the write-off of $391 of the remaining unamortized deferred financing costs.

ARINC Incorporated and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(b)	Revolving Facilities

The Company's revolving credit facilities are in place principally to support the issuance of letters of credit. The working capital revolving credit facility is a $70,000 facility with a maturity date of October 25, 2014. At September 30, 2013 and December 31, 2012, the working capital revolving credit facility had outstanding commitments of $4,079 and $40,833, respectively, to secure outstanding letters of credit. The pre-funded synthetic letter of credit facility is a $60,000 facility with a maturity date of October 24, 2014. At September 30, 2013 and December 31, 2012, the Company had outstanding commitments of $59,951 and $36,070, respectively, to support letters of credit. At September 30, 2013 and December 31, 2012, there were no outstanding borrowings under either revolving facility.
Commitments related to the letters of credit are not reflected as liabilities on the Company’s consolidated statement of financial position because there have been no indications of nonperformance of the underlying contracts related to these letters of credit.
On December 23, 2013, these facilities were terminated concurrent with the acquisition of the Company by Rockwell Collins, Inc.

(c)	Interest Rates

The first lien term loan, the second lien term loan and revolving credit facility are at variable interest rates. For the first lien and revolving credit facilities, the Company, at its discretion, has the option to select a Base rate plus 125 to 175 basis points or a Eurocurrency rate plus 225 to 275 basis points based upon the Company’s leverage ratio at the time of the rate adjustment. The Base rate is the greater of the prime lending rate of JP Morgan New York Branch or the Federal Funds effective rate plus 50 basis points.
The second lien term loan interest rate options include Base rate plus 500 basis points or the Eurocurrency rate plus 600 basis points. The Eurocurrency loan interest rate options are 30, 60, 90 or 180 day Eurocurrency Rate. The Eurocurrency rate may have a nine or twelve‑month interest period if agreed upon by the applicable lenders. The second lien term loan was extinguished during the three month period ended September 30, 2013.

(d)	Origination Costs and Commitment fees

The Company has paid various loan origination fees which are deferred and amortized as interest expense over the term of the related debt using the effective interest rate method.
The Company pays commitment fees on any unused amounts of the commitments under the Revolving Credit Facility at an initial rate of 0.375% per annum. The Company also pays Letter of Credit Fees ranging from 2.25% to 2.75% per annum for performance, commercial and financial letters of credit. The fees are paid quarterly in arrears and determined by the Company’s leverage ratio at the end of each quarter.

(e)	Restrictions and Covenant Compliance

The credit facilities are secured by substantially all of the Company’s assets other than real estate and require compliance with various representations, warranties and covenants. The facilities limit our ability to make certain payments. Additionally, the Company is required to maintain a first lien leverage ratio, as defined in the credit agreement, of no more than 6.00. The first lien leverage ratio at September 30, 2013 was 1.51. The Company was in compliance with all covenants at September 30, 2013.
Reflected in the table below is long‑term debt at the respective balance sheet dates:

(in thousands)	September 30, 2013	December 31, 2012
First lien term loan facility	$240,919	$267,865
Second lien term loan facility	—	45,000
Total debt	240,919	312,865
Less current portion of long-term debt	(2,415)	(2,685)
Long-term debt, net of current portion	$238,504	$310,180

ARINC Incorporated and Subsidiaries

Notes to Condensed Consolidated Financial Statements

Interest paid during the nine‑month periods ended September 30, 2013 and 2012 was approximately $11,306 and $17,435, respectively. The interest payments for the nine-month periods ended September 30, 2013 and 2012 are inclusive of $3,482 and $3,514, respectively, of interest paid to the Company's pension plan in accordance with the terms of a non-cancelable facility leaseback. Refer to Note 14 for further details on real estate contributed to the Company's pension plan. Interest capitalized during the nine-month periods ended September 30, 2013 and 2012 was approximately $774 and $689, respectively. Non-cash amortization of deferred financing costs for each of the nine-month periods ended September 30, 2013 and 2012 was $1,496 and $1,235, respectively.

(9)	Derivative Instruments and Hedging Activities

At September 30, 2013, the Company had approximately $238,504 in long-term variable rate debt with the potential for increased interest rates that could have an adverse effect on the Company’s earnings and cash flows. As of September 30, 2013 the Company is unhedged on its long-term variable rate debt.
Additionally the Company is exposed to the variability of the U.S. dollar amount of forecasted foreign currency expenditures caused by changes in currency rates. Foreign currency cash flow hedges were immaterial at September 30, 2013.

(10)	Fair Value Measurements

(a)	Assets and Liabilities that are Measured at Fair Value on a Recurring Basis

The assets and liabilities of the Company that are measured at fair value on a recurring basis are immaterial and primarily relate to the derivative instruments. In accordance with Accounting Standards Codification (ASC) 815, Derivatives and Hedging, the Company records its derivatives, which are foreign currency forward contracts, at fair value. To increase consistency and enhance disclosure of the fair value of financial instruments, U.S. GAAP has a fair value hierarchy to prioritize the inputs used to measure fair value into three categories. The Company’s derivative instruments have been classified as Level 2 instruments under the three tier fair value hierarchy in their entirety as the fair value measurements were based upon observable market data.

(b)	Assets and Liabilities that are Measured at Fair Value on a Nonrecurring Basis

Disclosures are required for certain assets and liabilities that are measured at fair value, but are recognized and disclosed at fair value on a nonrecurring basis in periods subsequent to initial recognition. These measurements of fair value relate primarily to goodwill and intangible assets.
The Company assesses the fair value of goodwill on an annual basis or sooner if events or circumstances indicate that the carrying value may not be recoverable.

(c)	Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, debt, and foreign currency forward contracts.

•	The carrying amounts for cash and cash equivalents are representative of their respective fair value due to their short-term expected settlement.

•
The fair value of the foreign currency forward contracts are not significant and are based on forward exchange rates and recorded in the financial statements at fair value as indicated in the preceding disclosure.

•
The fair value of the first and second lien credit facility loans, considering fair value measurement under ASC 820 and the value a market participant would attribute to the debt based upon current market conditions, are based primarily on Level 2 inputs in the fair value hierarchy. The fair value of debt has been determined using a discounted cash flow analysis utilizing observable quoted rates for instruments with similar terms and maturities. In determining fair value, the Company considers the source of observable market data inputs, liquidity of the instrument, the credit risk and risk on nonperformance of itself or the counterparty to the contract.

ARINC Incorporated and Subsidiaries

Notes to Condensed Consolidated Financial Statements

The carrying amount and fair value of significant financial instruments at September 30, 2013 and December 31, 2012 are as follows:

	September 30, 2013		December 31, 2012
(in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Total Debt	$240,919	$236,101	$312,865	$306,777

(11)	Income Taxes

At the end of each interim reporting period, the Company makes an estimate of the annual effective income tax rate. Tax items included in the annual effective income tax rate are pro-rated for the full year and tax items discrete to a specific quarter are included in the effective income tax rate for that quarter. The estimate used in providing for income taxes on a year-to-date basis may change in subsequent interim periods.
During the nine month periods ended September 30, 2013 and 2012, the effective income tax rate on income from continuing operations was 31.9 percent and 70.8 percent, respectively. The lower effective income tax rate, as compared to the same period of the prior year, was primarily due to the favorable impacts of recording a research and development tax credit true-up tax returns for the years 2009 through 2012 in 2013, and the absence of the unfavorable impact from the goodwill impairment loss recorded in 2012.
The Company is currently not under audit by the IRS for any open tax year and is closed to further adjustments for all tax years ended December 31, 2009 and prior, with the exception of research and development credits for 2009. The Company is currently under audit in various U.S. states and non-U.S. jurisdictions. The U.S. state and non-U.S. jurisdictions have statutes of limitations generally ranging from 3 to 5 years. The Company believes it has adequately provided for any tax adjustments that may result from the various audits.The Company has gross unrecognized tax benefits recorded within Other long-term liabilities in the Condensed Consolidated Balance Sheets of $7,007 and $7,566 as of September 30, 2013 and December 31, 2012, respectively. The total amount of unrecognized tax benefits that, if recognized would affect the effective income tax rate were $2,131 and $1,505 as of September 30, 2013 and December 31, 2012.
The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months.
The Company includes interest and penalties related to unrecognized tax benefits in income tax expense. The total amount of interest and penalties recognized within Other long-term liabilities in the Condensed Consolidated Balance Sheet was $3,322 and $3,493 as of September 30, 2013 and December 31, 2012, respectively. The total amount of interest and penalties recorded as an expense or (income) within income tax expense in the Condensed Consolidated Statements of Operations was ($171) and $241 for the nine months ended September 30, 2013 and 2012, respectively.
Income taxes paid were $39,156 and $23,440 for the nine month periods ended September 30, 2013 and 2012, respectively. Cash payments for the nine months ended September 30, 2013 included $29,086 related to the gain from the sale of DSES.

(12)	Defined Benefit and Other Postretirement Benefits

(a)	Retirement Plan Summary Information

The company sponsors the ARINC Incorporated Retirement Income Plan (the Plan). The Plan has two sub‑plans; one for union employees and another for nonunion employees.

Union Sub-Plan
The union sub‑plan provides for the following benefits, based on employment date. The majority of the participants represent those who were employed on or after January 1, 2003. These participants will receive an annual retirement benefit calculated based on a flat amount and years of service. In addition, certain electing participants employed prior to January 1, 2003, will receive an annual retirement benefit calculated based on final average compensation and years of service.

ARINC Incorporated and Subsidiaries

Notes to Condensed Consolidated Financial Statements

Approximately 9 percent of the Company’s employees are represented by collective bargaining agreements which are generally set to expire in 2017.
Non-Union Sub-Plan
The nonunion sub‑plan provides for benefits under a cash balance portion of the plan as well as a former benefits program. The cash balance portion of the plan represents a majority of the plan participants and allows for employees who retire or terminate to elect to receive their pension benefits in a lump sum, which is the present value of their future annuity that would have been earned under a traditional annuity-based pension plan. The former benefits program, for electing participants who were employed prior to December 31, 1998 will receive an annual retirement benefit calculated on the final average compensation and years of service.
Effective April 1, 2006, the Company froze participation in the cash balance portion of the plan and participants in the cash balance plan no longer accrue contribution credits. The cash balance account balances will continue to earn interest at the rate established by the plan and existing participants will continue to accrue vesting rights. The interest is determined on a simple interest basis with the interest rate for each year equal to the greater of 4% or the average of the yield on 5-year Treasury Constant Maturities (5-year Treasury Rate) for the month of November of the preceding year. Participants continue to receive their cash benefit under the current payment options of the Plan.

(b)	Other Postretirement Benefits Summary Information

The Company maintains a plan that provides postretirement health coverage for many current and former employees and postretirement life insurance benefits for certain retirees. These benefits vary by employment status, age, service, and salary level at retirement. The coverage provided and the extent to which the retirees share in the cost of the program vary throughout the Company. In addition to an employee’s cash balance account, certain employees may also be eligible to receive benefits in the form of a Retiree Medical Supplement. This increased retirement income, based on years of service with the Company, can help participants pay for medical coverage in retirement.
The Company provides health care benefits on a contributory basis and life insurance benefits on a noncontributory basis to certain retired employees. Employees of the Company may become eligible for certain of these benefits after meeting minimum age and service requirements. The cost of providing retiree life insurance benefits is actuarially determined and accrued over the service period of an employee.

ARINC Incorporated and Subsidiaries

Notes to Condensed Consolidated Financial Statements

Components of the net periodic benefit cost (benefit) of the plans, were as follows:

	Defined-Benefit Pension Plan		Other Post-Retirement Benefits
	Three Months Ended September 30		Three Months Ended September 30
(in thousands)	2013	2012	2013	2012
Service cost	$375	$473	$38	$71
Interest cost	3,128	3,712	87	114
Expected return on plan assets	(5,045)	(5,517)	—	—
Amortization of prior service cost	9	10	(48)	(62)
Amortization of net loss	372	288	—	—
Settlements	958	—	—	—
Net periodic (benefit) cost	$(203)	$(1,034)	$77	$123

	Defined-Benefit Pension Plan		Other Post-Retirement Benefits
	Nine Months Ended September 30		Nine Months Ended September 30
(in thousands)	2013	2012	2013	2012
Service cost	$1,238	$1,419	$114	$213
Interest cost	9,505	11,136	261	342
Expected return on plan assets	(16,186)	(16,551)	—	—
Amortization of prior service cost	28	30	(144)	(186)
Amortization of net loss	1,270	864	—	—
Settlements	5,551	—	—	—
Net periodic (benefit) cost	$1,406	$(3,102)	$231	$369
As a result of the Company’s sale of DSES, the terminated employees who became employees of BAH may elect to receive their pension benefit in a lump sum. Because the cumulative lump-sum payments during the year are expected to exceed the sum of the service cost and interest cost components of the net periodic pension cost for the year, a significant plan event (settlement) is deemed to have occurred and therefore a settlement loss has been recognized in 2013 earnings.

(13)	Stock‑Based Compensation

U.S. GAAP requires the measurement and recognition of compensation expense based on estimated fair value for all share‑based payment awards including stock options, employee stock purchases under employee stock purchase plans, nonvested share awards (restricted stock) and stock appreciation rights. The Company uses the Black‑Scholes pricing model as the most appropriate method for determining the estimated fair value of all applicable awards. For all awards, the Company has recognized compensation expense using a straight‑line amortization method over the vesting period of the award. Share‑based compensation expense is based on awards that ultimately vest; therefore, estimated share‑based compensation has been reduced for estimated forfeitures.
The Company recognizes compensation expense for its stock‑based compensation awards issued to employees that are expected to vest. Compensation cost is based on the fair value of awards as of the grant date.
Restricted Stock
In addition to stock options, the Company issues restricted stock units to members of the Board of Directors who elect to receive all or fifty percent of their annual retainer for their service to the Company. The restricted stock units vest over the service period, which is one year.

ARINC Incorporated and Subsidiaries

Notes to Condensed Consolidated Financial Statements

The following table summarizes the pre‑tax stock‑based compensation expense included in reported net income:

	Three Months Ended September 30
(in thousands)	2013	2012
Non-qualified stock options	$125	$767
Restricted stock units	79	79
Total stock-based compensation expense	$204	$846

	Nine Months Ended September 30
(in thousands)	2013	2012
Non-qualified stock options	$336	$2,276
Restricted stock units	236	236
Total stock-based compensation expense	$572	$2,512

(14)	Related-Party Transactions and Transactions with Stockholders

In October 2007, the Company was acquired by The Carlyle Group (TCG) through a holding company, RHI. See Note 1 for a discussion of the transaction and organization. Entities controlled by TCG held $16,293 of the Company's second lien debt at December 31, 2012. As of September 30, 2013 the second lien term loan was extinguished and no position is held by related parties in the first lien term loan.
The Company entered into a management agreement with affiliates of the Carlyle Group to provide certain financial, strategic, advisory, consulting, and other services. Under the management agreement, the Company is obligated to pay affiliates of the Carlyle Group an annual management fee of $500 plus reasonable out-of-pocket expenses.
As discussed in Note 2, the Company sold its DSES business to Booz Allen Hamilton Holding Corporation (BAH) in November 2012. BAH is majority-owned by TCG, which is also the majority-owner of RHI. During the nine months ended September 30, 2013, the Company paid $3,563 back to BAH as a final purchase price adjustment on the DSES divestiture. This amount is reflected on the Condensed Consolidated Statement of Cash Flows as an investing cash outflow. The Company also received $2,883 during the nine months ended September 30, 2013 from BAH for transition services provided to BAH subsequent to the divestiture of DSES.
Related Party Lease
In November of 2004, the Company obtained approval from the Department of Labor to contribute real estate assets to its defined benefit pension plan. In connection with this transaction, the Company entered into a simultaneous agreement to leaseback the contributed facilities for a period of twenty years, through November 1, 2024. As a result of the related party elements of the transaction, no sale or gain was recognized when the real estate was contributed to the pension plan. Instead, the Company recognized a deferred gain liability equal to the fair value of the contributed real estate.

The contributed real estate is comprised of the land and buildings of the Company's corporate headquarters, located in Annapolis, Maryland. The related liability will be amortized through 2024 as facility rents are paid, or until the building is sold, in accordance with the terms of the non-cancelable facility leaseback.

Subsequent to the September 30, 2013 balance sheet date, the Company’s pension plan began to actively market the contributed real estate for sale to a third party. If the property is sold, the proceeds from the sale will be retained for investment by the Company’s pension plan and the deferred gain liability will be removed from the Company’s balance sheet as the related party elements of the transaction would no longer exist. After the real estate is sold, the Company intends to continue leasing a portion of the Annapolis, Maryland facilities from the new owner.

ARINC Incorporated and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(15)	Commitments and Contingencies

(a)	Legal Proceedings and Claims

The Company is involved from time to time in various claims, proceedings and litigation generally incidental to the normal course of business. Various items which are pending or have been asserted against the Company include the following:
WMATA
On June 22, 2009 a Washington Metropolitan Area Transit Authority (WMATA) train collided with another WMATA train, which resulted in litigation proceedings against various defendants.
In May 2010, additional plaintiffs filed complaints that were added to the consolidated action, naming the Company as an additional defendant. The plaintiffs filed an amended Master Complaint in June 2010 naming the Company along with ADCO Circuits Inc. (ADCO) as captioned defendants.
Shortly before the statute of limitations expired on June 22, 2012, eight additional plaintiffs filed claims. No additional cases can be filed at this point. All but two of these cases have settled. The various defendants reached an agreement in principle for a coordinated defense approach, for contribution or indemnification claims and for claims related to damaged equipment and business interruption.
The Company maintains insurance policies for general liability and errors and omissions coverage. The primary layers of general liability and errors and omissions insurance limits have been exhausted by settlement payments. The excess general liability and errors and omissions carriers are providing coverage for any remaining exposure on a shared basis.
Based on the relevant facts, the Company believes that any remaining potential liability is expected to be covered by insurance and has not reflected any material accrued amounts in the condensed consolidated financial statements as of September 30, 2013.
Other Matters
Subsequent to the September 30, 2013 balance sheet date, a lawsuit was filed against the Company in the U.S. District Court of California, alleging a breach of contract with one of our customers. While the Company intends to vigorously defend against this claim, Management estimates the total amount of reasonably possible future loss the Company could incur on this matter ranges from $0 to $10 million. At the present time, the Company cannot conclude that any amount within this range is a better estimate than any other. The Company has not recorded a reserve for this claim as of September 30, 2013.

(b)	Letters‑of‑Credit
The Company had letters‑of‑credit outstanding at September 30, 2013 totaling $64,030. The letters of credit are primarily issued in connection with certain foreign and domestic contracts in order to guarantee performance of certain requirements under the individual contracts. The letters‑of‑credit expire on dates ranging from 2013 to 2014. There have not been any events that have resulted in nonperformance of a contract related to these letters of credit.

(c)	Self Insured Health Insurance Plan
The Company provides its employees with health benefits under a self‑insurance plan. Monthly payments for health claims are paid into a trust in the Company’s name and are withdrawn as claims are filed.
The Company also expenses estimated amounts to cover claims incurred but not reported under the self‑insurance plan. The Company has recorded an accrual for such incurred but not reported claims of $1,372 at September 30, 2013 and December 31, 2012, respectively. This amount is presented in accrued costs in the accompanying balance sheets.

ARINC Incorporated and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(16)	Subsequent Events

On December 23, 2013, the Company was acquired by Rockwell Collins, Inc. (Rockwell Collins) for $1.42 billion, net of cash acquired. The purchase price is subject to post-closing adjustments for potential changes in working capital and other items.
Rockwell Collins intends to divest the Company's ASES business, which provides military aircraft integration and modifications, maintenance, and logistics and support. The operating results of ASES are presented as continuing operations in these ARINC financial statements, but are presented as discontinued operations in the financial statements of Rockwell Collins prepared subsequent to the December 23, 2013 acquisition date.
As described in Note 14, the Company’s pension plan is in the process of actively marketing for sale to third parties certain real estate that the Company previously contributed to its pension plan.
As disclosed in Note 15, the Company is involved in a lawsuit that was filed subsequent to the September 30, 2013 balance sheet date.